Exhibit 99.1

Joint Filer Information

Astec America Inc., 5810 Van Allen Way, Carlsbad, California 92008, has designated Emerson Electric Co. as the “Designated Filer” for the purposes of the attached Form 4.

Issuer & Ticker Symbol:	MKS Instruments, Inc. (MKSI)
Date of Events Requiring Statement:	05/01/06
05/02/06

Signature:	/s/ Harley M. Smith
	By:	Harley M. Smith, Assistant Secretary
of Emerson Electric Co.

Signature:	/s/ Harley M. Smith
	By:	Harley M. Smith, Secretary
of Astec America Inc.